SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

INPHONIC, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

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(4)	Date filed:

INPHONIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held June 23, 2005

To the Stockholders of InPhonic, Inc.:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of InPhonic, Inc., a Delaware corporation (the “Company”), will be held at Lansdowne Resort, 44050 Woodridge Parkway, Lansdowne, Virginia 20176 on Thursday, June 23, 2005 at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors for a three-year term ending in 2008.

2.	To ratify the selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm.

3.	To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on April 26, 2005, as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s offices during business hours for a period of 10 days prior to the Annual Meeting.

Your attention is directed to the attached Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2004.

By Order of the Board of Directors,

David A. Steinberg Chairman and Chief Executive Officer

Washington, DC

April 29, 2005

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

INPHONIC, INC.

1010 Wisconsin Avenue, Suite 600

Washington, DC 20007

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished to stockholders of InPhonic, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Lansdowne Resort, 44050 Woodridge Parkway, Lansdowne, Virginia 20176 on Thursday June 23, 2005 at 10:00 a.m., local time, and at any adjournment or postponement thereof.

Solicitation

The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

This proxy statement and the accompanying solicitation materials are being sent to stockholders on or about April 29, 2005.

Revocation of Proxies

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of April 26, 2005, in order to vote personally at the Annual Meeting.

Quorum and Voting Requirements

The close of business on April 26, 2005, has been fixed by the Board of Directors of the Company as the record date (the “Record Date”) for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 33,065,531 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), outstanding. The presence at the Annual Meeting, in person or by a proxy relating to any matter to be acted upon at the meeting, of a majority of the outstanding shares, or 16,532,766 shares, is necessary to constitute a quorum for the Annual Meeting. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. In the event that there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified the Company on a proxy form in accordance with industry practice or have otherwise advised the Company that they lack voting authority.

Directors are elected by a plurality and the two nominees who receive the most votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election. On all other matters, the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter is required to approve such matter. On such matters, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the matter.

All outstanding shares of the Company’s Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may, with respect to the election of directors (1) vote for the election of the named director nominees, (2) withhold authority to vote for all such director nominees or (3) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by writing the number designating such nominee’s name on the proxy in the space provided. A stockholder may, with respect to the other matter specified in the notice of meeting (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) ”ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted FOR the election of the named director nominees and FOR the ratification of KPMG LLP as the Company’s Independent Registered Public Accounting Firm.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1. ELECTION OF DIRECTORS WHOSE TERMS WILL EXPIRE IN 2008

Each of David A. Steinberg and Jay Hoag has voluntarily agreed to submit himself for reelection at the Annual Meeting in order to rebalance the classified nature of the Board of Directors. Each of these directors has been nominated for a three-year term expiring at the annual meeting of stockholders in 2008 and until their successors shall be elected and qualified.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board of Directors unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that either nominee named herein will be unable or unwilling to serve.

Set forth below is information concerning the named director nominees.

Name	Age	Director Since	Positions with the Company
David A. Steinberg	35	January 1997	Chairman of the Board and Chief Executive Officer

Jay Hoag	46	June 2003	Director

David A. Steinberg, our founder, has served as our chairman of the board of directors and chief executive officer since our inception and served as president from August 2002 until March 2004. Prior to founding InPhonic, Mr. Steinberg was chairman, president and chief executive officer of Sterling Cellular, Inc., a distributor of wireless products that he founded in November 1993. In April 2004, Mr. Steinberg was appointed to the board of the United States Chamber of Commerce. In June 2002, Mr. Steinberg was named the Greater Washington Ernst & Young Entrepreneur of the Year in the communications category. Mr. Steinberg holds a B.A. from Washington & Jefferson College.

Jay Hoag has served on our board of directors since June 2003. Since June 1995, Mr. Hoag has been a general partner at Technology Crossover Ventures, a venture capital firm. Mr. Hoag serves on the board of directors of Altiris, Inc., eLoyalty Corporation, Netflix, Inc. and several private companies. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan.

The Board of Directors recommends a vote FOR election of each of the named director nominees.

Information Regarding the Board of Directors and Certain Committees

Our board of directors currently consists of eight members. Our board of directors is divided into three classes of directors who serve in staggered three-year terms, as follows:

•	The Class I director is Mr. Levine, and his term will expire at the Annual Meeting. Mr. Levine has announced that he does not intend to seek reelection to the Board of Directors when his term expires at the Annual Meeting. The Nominating Committee and Governance Committee has determined that Mr. Levine’s board seat will remain vacant after the Annual Meeting until the vacancy is filled in accordance with our bylaws. Messrs. Steinberg and Hoag have agreed to submit themselves for reelection at the Annual Meeting and will become Class I directors after the Annual Meeting and their terms will expire at the annual meeting of stockholders to be held in 2008.

•	The Class II directors are Messrs. Fox, Brind and Wheeler, and their terms will expire at the annual meeting of stockholders to be held in 2006.

•	The Class III directors are Messrs. Hoag, Kemp, Sculley and Steinberg, and their terms will expire at the annual meeting of stockholders to be held in 2007, except that Messrs. Steinberg and Hoag have agreed to submit themselves for reelection at the Annual Meeting and will then, upon reelection, become Class I directors.

The Board of Directors held 11 meetings during 2004. No Director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of which he was a member during 2004. It is the Company’s policy to have each director attend the Annual Meeting and all future meetings of stockholders. The Board of Directors has determined that each member of the Board of Directors who will continue to be a member following the Annual Meeting, other than Mr. Steinberg, is independent in accordance with applicable rules of The Nasdaq National Market. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Mergers and Acquisitions Committee. The Board of Directors has adopted a charter for the Audit Committee, Compensation Committee and the Nominating and Governance Committee, copies of which are available on our website at http://investor.inphonic.com/corpgov/corpgov.cfm. A copy of the charter of the Audit Committee is annexed to this Proxy Statement as Annex A.

The Audit Committee consists of Messrs. Brind, Hoag and Levine. The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with applicable rules of The Nasdaq National Market. The Board of Directors has determined that Mr. Brind is the “audit committee financial expert” as that term is defined in Item 401 of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee held nine meetings during 2004. The Audit Committee oversees the Company’s corporate accounting and financial reporting process and the audits of the Company’s financial statements. Among other matters, the Audit Committee:

•	is responsible for the appointment, compensation and retention of the Company’s Independent Registered Public Accounting Firm and reviews and evaluates the auditors’ qualifications, independence and performance;

•	oversees the Independent Registered Public Accounting Firm’s audit work and reviews and pre-approves all audit and non-audit services that may be performed by them;

•	reviews and approves the planned scope of the Company’s annual audit;

•	monitors the rotation of partners of the Independent Registered Public Accounting Firm on the Company’s engagement team as required by law;

•	reviews the Company’s consolidated financial statements and discusses with management and the Independent Registered Public Accounting Firm the results of the annual audit and the review of the Company’s unaudited quarterly financial statements;

•	reviews the Company’s critical accounting policies and estimates;

•	oversees the adequacy of the Company’s accounting and financial controls;

•	annually reviews the Audit Committee charter and the committee’s performance;

•	reviews and approves all related-party transactions; and

•	establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and oversees enforcement, compliance and remedial measures under the Company’s code of conduct.

The Board of Directors intends to appoint Mr. Sculley to serve on the Audit Committee upon Mr. Levine’s resignation.

The Compensation Committee consists of Messrs. Hoag, Kemp and Sculley. The Board of Directors has determined that each of the members of the Compensation Committee is independent in accordance with applicable rules of The Nasdaq National Market. The Compensation Committee held seven meetings during 2004. The Compensation Committee approves, administers and interprets the Company’s compensation and benefit policies, and administers the Company’s stock option and benefit plans. The Compensation Committee:

•	reviews and approves corporate goals and objectives relevant to compensation of the chief executive officer and the other executive officers;

•	evaluates the performance of the chief executive officer and the other executive officers in light of those goals and objectives;

•	sets compensation of the chief executive officer and the other executive officers;

•	approves all executive officer employment, severance, or change-in-control agreements, including all special or supplemental benefits, and all agreements to indemnify executive officers or directors;

•	administers the issuance of stock options and other awards to executive officers and directors under the Company’s stock plans; and

•	reviews and evaluates, annually, the performance of the Compensation Committee and its members.

The Nominating and Governance Committee consists of Messrs. Brind, Sculley and Wheeler. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent in accordance with applicable rules of The Nasdaq National Market. The Nominating and Governance Committee was formed in May 2004 and held no meetings during 2004. The Nominating and Governance Committee:

•	identifies individuals qualified to become directors;

•	recommends to the Board of Directors director nominees for each election of directors;

•	develops and recommends to the Board of Directors criteria for selecting qualified director candidates;

•	considers committee member qualifications, appointment and removal;

•	recommends corporate governance guidelines applicable to the Company; and

•	provides oversight in the evaluation of the Board of Directors and each committee.

The Mergers and Acquisitions Committee consists of Messrs. Brind, Hoag, Sculley and Steinberg. The Mergers and Acquisitions Committee was formed in December 2004. The Mergers and Acquisitions Committee reviews, monitors and advises the Board of Directors in connection with potential mergers and acquisitions.

Director Nominations

Consistent with its charter, the Nominating and Governance Committee will evaluate and recommend to the Board of Directors director nominees for each election of directors.

In fulfilling its responsibilities, the Nominating and Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its committees;

•	the perceived needs of the Board of the Directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board of Directors;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of the Nominating and Governance Committee, must have sufficient time available to perform all Board of Directors and committee responsibilities. Members of the Board of Directors are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, to be in the best interests of the Company and its stockholders.

Identifying and Evaluating Candidates for Nomination as Director

The Nominating and Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating and Governance Committee regularly assesses the optimum size of the Board of Directors and its committees and the needs of the Board of Directors for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination.

Candidates for nomination as director may come to the attention of the Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Governance Committee believes at any time that it is desirable that the Board of Directors consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if the Nominating and Governance Committee believes it is appropriate, engage a third party search firm to assist in identifying qualified candidates.

The Nominating and Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, InPhonic, Inc., 1010 Wisconsin Avenue, Suite 600, Washington, DC 20007, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, the Company’s by-laws permit stockholders to nominate directors for consideration at an annual meeting provided they notify the Company at least 120 days prior to the anniversary of the date when definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

Stockholder Communications with the Board of Directors

Stockholders may communicate with directors of the Company by transmitting correspondence by mail or facsimile, addressed to the director or the full Board of Directors as follows:

Board of Directors

c/o Walter W. Leach III, General Counsel

InPhonic, Inc.

1010 Washington Avenue

Suite 600

Washington, DC 20007

Fax: 202-333-8280

The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director(s), except where security concerns militate against further transmission of the communication or the communication relates to commercial matters not related to the sender’s interest as a stockholder, as determined by the General Counsel, Walter W. Leach III. The Board of Directors or individual directors so addressed will be advised of any communication withheld for such reasons.

Code of Conduct

We have adopted a code of business conduct and ethics, and a policy providing for the reporting of potential violations of the code, for directors, officers (including our principal executive officer, principal financial officer and controller) and employees, known as the Code of Conduct and Policy Regarding Reporting of Possible Violations (the “Code of Conduct”). The Code of Conduct is available on our website at http://investor.inphonic.com/corpgov/conduct.cfm.

Additionally, stockholders may request a free copy of the Code of Conduct from:

InPhonic, Inc.

Attention: Investor Relations

1010 Washington Avenue

Suite 600

Washington, DC 20007

(202) 333-0001

Compensation of Directors

Currently, members of our Board of Directors receive $10,000 in annual cash compensation for their service on the Board of Directors. In addition, members of the Board of Directors serving on the Compensation Committee, Nominating and Governance Committee or Mergers and Acquisitions Committee receive annual cash compensation of $5,000 per committee. Members of the Audit Committee receive $7,500 in annual cash compensation and the chairman of the Audit Committee receives $10,000 in annual cash compensation. Members of our Board of our Directors who are employees receive no additional compensation for their service on the Board. In 2004, members of our Board of Directors did not receive any cash compensation for their service on the Board. The members of our Board of Directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors and committee meetings. In May 2004, we granted each of Messrs. Brind, Fox, Hoag, Kemp, Levine, Sculley and Wheeler, each of whom is a non-employee director, options to purchase 6,667 shares of our common stock at an exercise price of $5.88 per share. Under our 2004 Equity Incentive Plan, non-employee directors receive grants of options to purchase up to 30,000 shares of our common stock upon joining our Board of Directors, and awards of 7,000 shares of restricted stock and grants of options to purchase 3,000 shares of our common stock annually, as determined by the Compensation Committee.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of KPMG LLP to serve as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005. A representative of KPMG LLP is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions from stockholders. KPMG LLP currently serves as the Company’s Independent Registered Public Accounting Firm.

We are asking our stockholders to ratify the selection of KPMG LLP as our Independent Registered Public Accounting Firm. Although ratification is not required by our by-laws or otherwise, the board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Unless marked to the contrary, the shares represented by the enclosed proxy, if properly executed and returned, will be voted FOR the ratification of the appointment of KPMG LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2005.

The Board of Directors recommends a vote FOR ratification of KPMG LLP.

AUDIT AND NON-AUDIT FEES

Audit Fees

The fees billed by KPMG LLP for professional services rendered in connection with the audit of the Company’s annual financial statements for 2004 and 2003 and assistance with the Company’s SEC filings during 2004 were $1,567,540 in 2004 and $175,000 in 2003.

Audit-Related Fees

Audit-related fees represent fees billed for professional services rendered for assurance and related services that are reasonably related to the audit of the Company’s annual financial statements for 2004 and 2003. In 2004 and 2003, KPMG LLP did not bill the Company for any audit-related fees.

Tax Fees

Tax fees represent fees billed for professional services rendered for tax compliance, tax advice and tax planning. The fees billed by KPMG LLP for these services were $186,898 in 2004 and $50,000 in 2003.

All Other Fees

In 2004 and 2003, KPMG LLP did not bill the Company for any services other than those described above.

Pre-Approval of Non-Audit Services

The Audit Committee has established a policy governing the Company’s use of KPMG LLP for non-audit services. Under the policy, management may use KPMG LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. During 2004, KPMG did not perform non-audit services other than tax services.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors, and is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are Messrs. Brind, Hoag and Levine. Each year, the Audit Committee selects, subject to stockholder ratification, the Company’s Independent Registered Public Accounting Firm.

Management is responsible for the Company’s consolidated financial statements and the financial reporting process, including internal controls. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s Independent Registered Public Accounting Firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Independent Registered Public Accounting Firm. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to the Company’s financial reporting.

KPMG LLP also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG LLP that firm’s independence. The Audit Committee further considered whether the provision by KPMG LLP of the non-audit services described above is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the Independent Registered Public Accounting Firm and the Audit Committee’s review of the representations of management and the disclosures by the Independent Registered Public Accounting Firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Audit Committee also selected KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2005.

Audit Committee

Ira Brind, Chairman

Jay Hoag

Mark J. Levine

MANAGEMENT

The Company’s executive officers, key employees and directors are as follows:

Name	Age	Position
Executive Officers:
David A. Steinberg	35	Chairman of the Board and Chief Executive Officer
Richard D. Calder, Jr.	41	President and Chief Operating Officer
Lawrence S. Winkler	38	Chief Financial Officer, Executive Vice President and Treasurer
Gary J. Smith	38	Chief Information Officer and Executive Vice President

Non-Management Directors:
John Sculley (1)(2)	66	Vice Chairman of the Board
Ira Brind (2)(3)	64	Director
Robert A. Fox	75	Director
Jay Hoag (1)(3)	46	Director
Jack F. Kemp (1)	69	Director
Mark J. Levine (3)	50	Director *
Thomas E. Wheeler (2)	59	Director

Key Employees:
Frank C. Bennett III	46	President, MVNO and Chief Strategy Officer
Michael E. Ferzacca	47	President, Liberty Wireless and Chief Marketing Officer
Carl M. Kumpf, Jr.	38	Senior Vice President and Chief Accounting Officer
Walter M. Leach III	42	General Counsel and Secretary
Michael Walden	35	Senior Vice President, Corporate Development
Brian T. Westrick	36	President, Wireless Activation and Services

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Audit Committee.

*	Mr. Levine has announced that he does not intend to seek reelection to the Board of Directors when his term expires at the Annual Meeting. The Board of Directors intends to appoint Mr. Sculley to serve on the Audit Committee upon Mr. Levine’s resignation.

Set forth below is certain information regarding the positions and business experience of each executive officer, director and key employee of the Company (other than the director nominees, the biographies of which are set forth above under Proposal No. 1).

Executive Officers

Richard D. Calder, Jr. has served as our president and chief operating officer since March 2004. Prior to joining us, from July 2001 to October 2003, Mr. Calder was president of business enterprises of Broadwing Communications, Inc., a telecommunications company. From June 1996 to July 2001, Mr. Calder held multiple senior executive positions at Winstar Communications, Inc., a telecommunications company, including president, South Division, and executive vice president and chief marketing officer. Mr. Calder holds a B.S. from Yale and an M.B.A. from Harvard Business School.

Lawrence S. Winkler has served as our chief financial officer, executive vice president and treasurer since January 2004. Prior to joining us, Mr. Winkler was managing director of Stanmore Capital, a private equity and mergers and acquisitions advisory firm, from April 2002 to January 2004. From January 2000 to April 2002, Mr. Winkler served as president and chief operating officer and as chief financial officer of OmniSky Corporation, a wireless data company. Prior to OmniSky, Mr. Winkler was the chief finance officer and treasurer of PSINet, Inc., an Internet carrier, from December 1997 to April 2000. Prior to joining PSINet, Mr. Winkler was with Black and Decker, a global marketer of consumer products, the Mills Corporation, a real estate investment trust, C.R.I. Inc., a private equity investment firm, and Arthur Andersen & Co, where he held various senior leadership positions in finance and operations. Mr. Winkler also serves on the Board of Trustees for the National Foundation for Advancement in the Arts. Mr. Winkler holds a B.A. from the University of Maryland and an M.B.A. from Loyola College.

Gary J. Smith has served as our chief information officer and executive vice president since July 2000. From July 1999 to July 2000, Mr. Smith served as chief information officer and vice president of technology of Varsity Group Inc., formerly known as VarsityBooks.com, LLC, an online retailer of textbooks. From September 1987 to July 1999, Mr. Smith served in various technology management positions at Discovery Communications Inc., an international media company, including most recently vice president of technology. Mr. Smith holds a B.S. from the University of Maryland.

Non-Management Directors

John Sculley is vice chairman of our board of directors and has served on our board of directors since February 2000. Since June 1994, Mr. Sculley has served as a partner of Sculley Brothers LLC, a private investment and advisory services company. Prior to forming Sculley Brothers, Mr. Sculley was chief executive officer of Apple Computer, Inc. from 1983 until 1993. From 1967 to 1983, Mr. Sculley held marketing and management positions at the Pepsi-Cola Company, including serving as its president and chief executive officer from 1978 to 1983. Mr. Sculley serves on the board of directors of MetroPCS, Inc. and several private companies. Mr. Sculley holds a B.A. from Brown University and an M.B.A. from The Wharton School of the University of Pennsylvania.

Ira Brind has served on our board of directors since December 2000. Mr. Brind has been the president and co-founder of Brind-Lindsay & Co., Inc., a private equity and venture capital firm, since 1987. From 1967 until 1983, Mr. Brind was the chief executive officer of Brind Leasing Corporation, a full service truck leasing company, which he sold to McDonnell Douglas. He was chief executive officer and president of McDonnell Douglas Truck Services, a truck leasing company, from 1983 until 1987. Mr. Brind is currently the chairman of the board of trustees of Thomas Jefferson University Hospital, vice chairman of the Board of Trustees of University of the Arts, member of the Board of Trustees of the Wistar Institute, the Connelly Foundation, Thomas Jefferson University and the Jefferson Health System. Mr. Brind serves on the board of directors of several private companies. Mr. Brind holds a B.A. and a J.D. from the University of Pennsylvania.

Robert A. Fox has served on our Board of Directors since June 2003. Mr. Fox has been a partner of RAF NetVentures, L.P., a private equity investment firm, since December 1999 and chairman and chief executive officer of RAF Industries, Inc. since 1994. Mr. Fox serves on the boards of all the RAF Companies, and G.H.R. and WineAccess. Mr. Fox, also serves on the boards of the University of Pennsylvania, The Wistar Institute and the Foreign Policy Research Institute. Mr. Fox holds a B.A. from the University of Pennsylvania.

Jack F. Kemp has served on our board of directors since June 2002. Mr. Kemp is founder and chairman of Kemp Partners, a strategic consulting firm which seeks to provide clients with strategic counsel, relationship development, and marketing advice in helping them accomplish business and policy objectives. From January 1993 until July 2004, Mr. Kemp was co-director of Empower America, Inc., a Washington, D.C.-based public policy and advocacy organization he co-founded with William Bennett and Ambassador Jeane Kirkpatrick. In 1996, Mr. Kemp was the Republican Party candidate for Vice President. Prior to founding Empower America, Mr. Kemp served as U.S. Secretary of Housing and Urban Development from 1989 to 1992, and in the U.S.

House of Representatives from 1971 to 1989. Mr. Kemp also serves as a director of Hawk Corporation, IDT Corporation and Oracle Corporation. Mr. Kemp holds a B.A. from Occidental College.

Mark J. Levine has served on our board of directors since August 2001. Mr. Levine has been managing director of Core Capital Partners, L.P., a venture capital fund, since July 2001. From November 1999 to July 2001, Mr. Levine was the managing member of GCI Venture Partners, a venture capital fund. From April 1984 to June 2001, Mr. Levine was an executive officer of Geo-Centers, Inc., a high technology services firm. From 1979 to 1985, Mr. Levine was the staff director of a subcommittee of the Small Business Committee of the U.S. House of Representatives. Mr. Levine holds a B.A. from Northeastern University and an M.B.A. from George Washington University. Mr. Levine has announced that he does not intend to seek re-election to the Board of Directors when his term expires at the Annual Meeting.

Thomas E. Wheeler has served on our board of directors since January 2004. From June 1992 to November 2003, Mr. Wheeler held the position of president and chief executive officer of the Cellular Telecommunications & Internet Association. Mr. Wheeler has served as a member of the board of trustees for the John F. Kennedy Center for the Performing Arts since 1994. Since July 2004, Mr. Wheeler has served as a special partner at Core Capital Partners, L.P. In this capacity, he assists in identifying opportunities and increasing portfolio companies’ presence in the telecommunications industry. Mr. Wheeler is a director of the Public Broadcasting System (PBS), Earthlink Inc. and Telephia Inc. Mr. Wheeler holds a B.S. from Ohio State University.

Key Employees

Frank C. Bennett III has served as our president, MVNO and chief strategy officer since March 2004, and prior to that he served as our chief operating officer from April 2002. From August 2001 to April 2002 Mr. Bennett was senior vice president and group operations officer for the retail group of Verizon Communications, Inc. From August 2000 to August 2001, Mr. Bennett was the group operations officer for the retail group of Verizon. From October 1999 to August 2000, Mr. Bennett served as vice president, e-commerce and technology of Bell Atlantic Corporation (now part of Verizon). From February 1998 to October 1999, he was vice president, customer billing of Bell Atlantic. In addition, from July 1996 to December 1998, Mr. Bennett served as a founder and vice president, call center development of Bell Atlantic Plus, a provider of bundled wireline and wireless services. Mr. Bennett holds a B.A. from the University of Virginia and an M.B.A. from The Wharton School of the University of Pennsylvania.

Michael E. Ferzacca has served as our chief marketing officer since our February 2002 acquisition of Simplexity and President, Liberty Wireless since April 2005. Mr. Ferzacca served as president and chief executive officer of Simplexity from September 2000 to February 2002. From December 1998 to August 2000, Mr. Ferzacca served as executive vice president of Talk.com, an integrated communications provider. From September 1991 to August 1998, Mr. Ferzacca held positions as sales director and senior vice president for alternate channels with Cable & Wireless USA and also served as its co-chief operating officer from September 1997 to September 1998. Mr. Ferzacca holds a B.S. degree from Villanova University.

Carl M. Kumpf, Jr. has served as our senior vice president and chief accounting officer since September 2004. From May 2002 to April 2004, Mr. Kumpf was the chief financial officer of MorganFranklin Corporation, a management consulting company. From December 2000 to May 2002, Mr. Kumpf served as controller for the U.S. operations of PSINet, Inc. an Internet carrier. From September 2000 to December 2000, Mr. Kumpf was the vice president of finance at Webtaggers, Inc., an eCommerce company. From March 1999 to September 2000, Mr. Kumpf held multiple positions at PSINet, Inc. and its subsidiaries, including senior director of accounting of PSINet Transaction Solutions, Inc. and director of internal audit of PSINet, Inc. Mr. Kumpf holds a B.B.A. from the College of William and Mary and is a certified public accountant.

Walter W. Leach, III has served as our general counsel since January 2001. Mr. Leach served as corporate counsel of Snyder Communications, a marketing and communications solution provider from June 1997 to January 2001. From October 1992 to June 1997, Mr. Leach served as deputy corporate counsel for Inductotherm Industries, Inc., a privately held manufacturer. Mr. Leach holds a B.A. from Syracuse University and a J.D. from Vermont Law School.

Michael Walden has served as our senior vice president of corporate development since January 2002. Prior to that Mr. Walden served as our vice president of corporate development since October 2000. From December 1999 to October 2000, Mr. Walden served as vice president of new media and entertainment at Etensity, Inc., an e-business consulting firm. From October 1998 to December 1999, Mr. Walden served as vice president of operations for Professional Resource Services, a technology consulting and recruiting firm, a spin-out of NDC Group, a technology consulting firm. From November 1995 to October 1998, Mr. Walden served as director of telecommunications services for NDC Group. From 1991 to 1994, Mr. Walden served on the Washington D.C. legislative staff of U.S. Senator Arlen Specter. Mr. Walden holds a B.S. from the University of Richmond.

Brian T. Westrick has served as president of our wireless activation and services division since July 2002 and has held various executive-level positions since joining us in June 2000. From December 1994 to June 2000, Mr. Westrick was vice president of sales and marketing for Universal Jet Trading. From July 1991 to December 1994, Mr. Westrick was marketing director for Lease Audit and Analysis Services, a real estate consulting company. From June 1990 to July 1991, Mr. Westrick was a marketing representative with Xerox Corporation. Mr. Westrick holds a B.S. from the Wallace E. Carroll School of Management at Boston College.

The following of our key employees were executive officers or directors of companies within two years prior to their filing for protection under federal bankruptcy laws: Mr. Calder with Winstar Communications (which filed for bankruptcy protection in April 2001), Mr. Winkler with PSINet (which filed for bankruptcy protection in May 2001) and Mr. Winkler with OmniSky (which filed for bankruptcy protection in December 2001).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of common stock of the Company as of April 26, 2005, unless otherwise indicated, by (1) all stockholders known by the Company to beneficially own more than five percent of the outstanding common stock, (2) each of the directors, (3) each executive officer of the Company named in the Summary Compensation Table and (4) all directors and executive officers of the Company as a group. Beneficial ownership is calculated in accordance with the rules of the SEC.

Beneficial Owner (1)	Number of Shares	Percent Owned
Directors and Named Executive Officers:
David A. Steinberg (2)	6,432,841	19.4%
Frank C. Bennett III (3)	318,228	*
Donald Charlton (4)	175,199	*
Michael E. Ferzacca (5)	95,004	*
Harold S. Wills (6)	49,024	*
Ira Brind (7)	108,503	*
Robert Fox (8)	1,209,384	3.6%
Jay Hoag (9)	8,190,886	24.3%
Jack F. Kemp (10)	47,289	*
Mark J. Levine (11)	1,076,762	3.3%
John Sculley (12)	604,933	1.8%
Thomas Wheeler	9,374	*
All directors and executive officers as a group (15 persons) (13)	18,767,862	53.2%
Five Percent Stockholders (14):
Entities affiliated with Technology Crossover Ventures L.P. (15)	8,184,219	24.3%
AXA Financial, Inc. (16)	1,737,680	5.3%

*	less than 1%

(1)	Unless otherwise indicated, the address of each stockholder is c/o InPhonic, Inc., 1010 Wisconsin Avenue, Suite 600, Washington, DC 20007.

(2)	Includes (1) 395,834 shares beneficially owned by BB&LB Trust dated June 24, 2002, (2) 190,538 shares beneficially owned by the Kristin and David Steinberg Foundation, (3) 89,995 shares beneficially owned by members of Mr. Steinberg’s immediate family and (4) 166,666 shares issuable upon exercise of vested stock options. Mr. Steinberg shares dispositive and voting control over these shares. Mr. Steinberg disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(3)	All of which are shares issuable upon exercise of vested stock options.

(4)	All of which are shares issuable upon exercise of vested stock options. Effective January 1, 2005, Mr. Charlton, the former president of Liberty Wireless, entered into a transition agreement pursuant to which he will provide us consulting services.

(5)	All of which are shares issuable upon exercise of vested stock options.

(6)	All of which are shares issuable upon exercise of vested stock options. Effective January 1, 2005, Mr. Wills, the former president of our data services segment, entered into a transition agreement pursuant to which he will provide us consulting services.

(7)	Includes (a) 21,668 shares issuable upon exercise of vested options, (b) 1,832 shares issuable upon exercise of warrants, and (c) 38,647 shares and 17,779 shares issuable upon exercise of warrants, beneficially owned by Brind Investment Partners II, of which Mr. Brind is a partner, and as to which shares Mr. Brind shares dispositive and voting control. Mr. Brind disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Brind is c/o Brind Investment Partners II, 1926 Arch Street, Philadelphia, PA 19103.

(8)

Includes (a) 1,109,840 shares and (b) 99,544 shares issuable upon exercise of warrants by RAF NetVentures, L.P. All such shares are beneficially owned by RAF NetVentures, L.P. Mr. Fox, a director, is a partner of RAF NetVentures, L.P. Mr. Fox shares dispositive and voting control over these shares. Mr. Fox disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. The address of RAF NetVentures, L.P. is One Pitcairn Place, Suite 2100, 165 Township Line Road, Jenkintown, PA 19046.

(9)	Includes (a) 6,667 shares issuable upon exercise of vested options and the following shares as to which Mr. Hoag shares dipositive and voting power (b) 7,314,360 shares of common stock and 575,652 shares issuable upon exercise of warrants beneficially owned by TCV IV, L.P. and (c) 272,741 shares of common stock and 21,466 shares issuable upon exercise of warrants beneficially owned by TCV IV Strategic Partners, L.P. Mr. Hoag, one of our directors, is a managing member of Technology Crossover Management IV, L.L.C., (“TCM”). TCM is the general partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P. The address of Mr. Hoag is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(10)	Includes 11,455 shares and 3,334 shares issuable upon exercise of warrants beneficially owned by the Jack Kemp Family Trust and 32,500 shares issuable upon exercise of vested options. Mr. Kemp disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(11)	Includes the following shares as to which Mr. Levine shares dispositive and voting power: (a) 778,498 shares beneficially owned by Core Capital Partners, L.P. of which Mr. Levine is a managing director, (b) 185,596 shares beneficially owned by Minotaur, LLC of which Mr. Levine is a managing member, (c) 83,712 shares beneficially owned by Venture Investment Partners I LLC, over which Mr. Levine may be deemed to exercise influence over the voting and disposition of such shares, (d) 11,455 shares owned by North Bend Partners I LLC, of which Mr. Levine is a member and (e) 17,501 shares issuable upon exercise of vested options. Mr. Levine disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Levine is c/o Core Capital Partners, L.P. 901 15th Street, NW, 9th Floor, Washington, DC 20005.

(12)	Includes (a) 130,002 shares issuable upon exercise of vested options and (b) 25,055 shares issuable upon exercise of warrants. Also includes (a) 2,292 shares owned by John Sculley Irrevocable Trust Udt 12/30/97 FBO Oliver Allnatt and (b) 2,292 shares owned by John Sculley Irrevocable Trust Udt 12/30/97 FBO Madeline Allnatt. Mr. Sculley disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Sculley is 152 West 57th Street, 23rd floor, New York, New York 10019.

(13)	Includes (a) 1,472,269 shares issuable upon exercise of vested options and (b) 1,441,324 shares issuable upon exercise of warrants.

(14)	Mr. Steinberg is also a holder of greater than 5% of our common stock.

(15)	Includes (a) 7,314,360 shares of common stock and 575,652 shares issuable upon exercise of warrants beneficially owned by TCV IV, L.P. and (b) 272,741 shares of common stock and 21,466 shares issuable upon exercise of warrants beneficially owned by TCV IV Strategic Partners, L.P. Mr. Hoag, one of our directors, is a managing member of TCM. TCM is the general partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P. The address of TCV IV, L.P. is Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(16)	As reported on a Schedule 13G filed by AXA Financial, Inc. and certain of its affiliated entities on February 14, 2005. A majority of the shares reported in the Schedule 13G are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser. Alliance Capital Management L.P. is a majority-owned subsidiary of AXA Financial, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Statement

We have a policy whereby all transactions between us and our officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties. These transactions must be approved by the Audit Committee of our Board of Directors. The transactions set forth below were conducted under application of this policy and we believe were no less favorable to us than we would have obtained in an arms length transaction with an unaffiliated third party.

Issuance of Options

In May 2004, we granted to each of Messrs. Brind, Hoag, Kemp, Levine, Sculley and Wheeler options to purchase 6,667 shares of our common stock at an exercise price of $5.88 per share. In January 2004, we granted Messrs. Winkler, Charlton, Smith, Wills, Ferzacca and Bennett options to purchase 333,334, 50,000, 50,000, 41,667, 41,667 and 13,334 shares, respectively, of our common stock at an exercise price of $5.88 per share. In May 2004, we granted Messrs. Steinberg, Calder, Winkler and Wills options to purchase 666,667, 433,334, 100,000 and 4,607 shares, respectively, of our common stock at an exercise price of $5.88 per share. In October 2004, we granted Messrs. Ferzacca, Smith, and Charlton options to purchase 35,000, 15,000 and 10,000 shares, respectively, of our common stock at an exercise price of $10.00 per share.

Loans to Executive Officers

In December 2001, we provided a loan to Mr. Steinberg, our chairman and chief executive officer, to assist him in the purchase of his primary residence. This loan was evidenced by a limited recourse promissory note in the principal amount of $1,000,000 at a fixed annual interest rate of 6%. This loan was secured by 396,826 shares of our common stock owned by Mr. Steinberg. The unpaid principal balance of the note together with all accrued and unpaid interest was paid by Mr. Steinberg in November 2004. The loan was approved by our independent directors.

Investments by Executive Officers

Mr. Steinberg is a trustee of the KKS DAS DES TRUST, which is a limited partner of TCV V, L.P. Mr. Hoag, one of our directors, is a member of Technology Crossover Management V, L.L.C., (“TCM”). TCM is the general partner of TCV V, L.P. The KKS DAS DES TRUST’s investment comprises less than 0.1% of the capital under management of TCV V, L.P. TCV V, L.P. does not own shares of our common stock.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table contains summary information concerning annual compensation for the years ended December 31, 2004 and 2003 for our chief executive officer and each of our other four most highly compensated executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 2004.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
		Annual Compensation		Number of Shares Underlying Option Awards(1)	All Other Compensation
Name & Principal Position	Year	Salary	Bonus
David A. Steinberg Chairman of the Board and Chief Executive Officer	2004 2003	$290,000 250,000	$72,665 120,000	666,667 —	$24,882 44,286	(2) (2)

Michael E. Ferzacca Chief Marketing Officer	2004 2003	235,000 231,701	126,250 96,025	76,667 116,667	12,000 11,500	(3) (3)

Frank C. Bennett III President, MVNO and Chief Strategy Officer	2004 2003	265,000 265,000	30,000 50,000	13,334 —	6,000 6,000	(3) (3)

Donald Charlton(4) Former President, Liberty Wireless and Secretary	2004 2003	196,667 188,680	30,000 25,000	60,000 —	4,500 6,000	(3) (3)

Harold S. Wills(5) Former President, Data Services	2004 2003	185,000 186,337	98,659 65,000	46,274 —	6,000 5,750	(3) (3)

(1)	These options become exercisable over a four-year period, with 25% vesting on the one year anniversary of the grant date and the remainder vesting in equal installments over the next three years.

(2)	For 2004, includes (a) $5,998 for transportation allowance, (b) $18,068 for life insurance premiums and (c) $816 for health club dues. For 2003, includes (a) $22,377 for transportation allowance, (b) $21,093 for life insurance premiums and (c) $816 for health club dues.

(3)	Represents amounts paid for transportation allowance.

(4)	Effective January 1, 2005, Mr. Charlton, the former president of Liberty Wireless, entered into a transition agreement pursuant to which he will provide us consulting services.

(5)	Effective January 1, 2005, Mr. Wills, the former president of our data services segment, entered into a transition agreement pursuant to which he will provide us consulting services.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information related to the grant of stock options by us during the year ended December 31, 2004 to the executive officers named in the summary compensation table.

	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees In Fiscal Year (2)	Exercise or Base Price ($/Share) (3)	Expiration Date (4)	Potential Realizable Value at Assumed Annual Appreciation Rates of Stock Price for Option Term (5)
					0%(6)	5%	10%
David A. Steinberg	666,667	18.5%	$5.88	05/13/2014	$14,400,007	$2,465,268	$6,247,474

Michael E. Ferzacca	41,667 35,000	1.2 1.0	5.88 10.00	01/29/2014 10/26/2014	900,007 611,800	154,080 220,113	390,470 557,810

Frank C. Bennett III	13,334	0.4	5.88	01/29/2014	288,014	49,308	124,956

Donald Charlton(7)	50,000 10,000	1.4 0.3	5.88 10.00	01/29/2014 10/26/2014	1,080,000 174,800	184,895 62,889	468,560 159,374

Harold S. Wills(8)	41,667 4,607	1.2 0.1	5.88 5.88	01/29/2014 05/13/2014	900,007 99,511	154,080 17,036	390,470 43,173

(1)	All options were granted under our stock incentive plan.

(2)	The percentage of total options granted to employees is based on an aggregate of 3,605,388 options granted to our employees in 2004.

(3)	The exercise price per share reflects the fair market value of the common stock at the time of issuance as determined by the board of directors.

(4)	The options have ten year terms, subject to earlier termination upon death, disability or termination of employment.

(5)	The potential realizable value is calculated based on the term of the option at the time of grant. Hypothetical, potential realizable values are net of exercise price, but before taxes associated with exercise. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant represents the fair value of a share of common stock on that date, that the value appreciates annually at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(6)	Potential realizable value is based on the actual exercise price per share and the per share closing price of our common stock on December 31, 2004.

(7)	Effective January 1, 2005, Mr. Charlton, the former president of Liberty Wireless, entered into a transition agreement pursuant to which he will provide us consulting services.

(8)	Effective January 1, 2005, Mr. Wills, the former president of our data services segment, entered into a transition agreement pursuant to which he will provide us consulting services.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table contains information concerning the aggregated option exercises during the year ended December 31, 2004 and the value of unexercised options held as of December 31, 2004 by the executive officers named in the summary compensation table.

	Shares Acquired on Exercise	Value Realized (1)	Number of Shares Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
					(in thousands)
David A. Steinberg	—	—	—	666,667	—	$14,400

Michael E. Ferzacca	—	—	74,740	139,250	$1,102	2,379

Frank C. Bennett III	—	—	257,501	175,022	5,608	3,470

Donald Charlton(3)	—	—	149,281	81,235	3,788	1,745

Harold S. Wills(4)	—	—	30,221	69,781	448	1,348

(1)	Based on the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

(2)	The value of unexercised in-the-money options has been calculated by multiplying the difference between the exercise price per share and the per share closing price of our common stock on December 31, 2004 by the number of shares underlying the options.

(3)	Effective January 1, 2005, Mr. Charlton, the former president of Liberty Wireless, entered into a transition agreement pursuant to which he will provide us consulting services.

(4)	Effective January 1, 2005, Mr. Wills, the former president of our data services segment, entered into a transition agreement pursuant to which he will provide us consulting services.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the equity securities that are authorized for issuance under our equity compensation plans as of December 31, 2004:

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	6,629,469	$6.12	3,037,557
Equity compensation plans not approved by security holders	0	0	0

Total	6,629,469	$6.12	3,037,557

Employment Agreements, Termination of Employment and Change in Control Arrangements

In February 2000, we entered into an employment agreement with Mr. Steinberg, which was subsequently amended in March and May 2004. The agreement provides that we will employ Mr. Steinberg as our chief executive officer until May 31, 2008. The terms can be extended if we and Mr. Steinberg agree to do so 30 days prior to the end of the current term. Under this agreement, Mr. Steinberg receives an annual base salary to be established from time to time by the board of directors, which shall not be less than $290,000 per year, and he is eligible for an annual bonus equal to 65% of his then current annual salary based on the attainment of reasonable performance objectives established by the Compensation Committee of the Board of Directors. Pursuant to the

May 2004 amendment, Mr. Steinberg was granted options to purchase 666,667 shares of our common stock, at an exercise price of $5.88 per share, 25% of which vested on the first anniversary of the date of grant and the remainder vest in equal quarterly installments over the next three years. If we terminate Mr. Steinberg’s employment without cause or Mr. Steinberg terminates his employment for good reason, Mr. Steinberg is entitled to continue to receive his base salary for one year. If Mr. Steinberg’s employment is terminated without cause within 180 days of a change of control, he is entitled to continue to receive his base salary for one year and 50% of his unvested options will immediately become vested and exercisable.

In February 2002, we entered into an employment agreement with Mr. Ferzacca, which was subsequently amended in January 2003 and August 2004. The agreement provides that we will employ Mr. Ferzacca as our chief marketing officer and executive vice president of sales for an unspecified term. Under this agreement, Mr. Ferzacca receives an annual base salary of $235,000 per year, and he is eligible for quarterly bonus payments based on the attainment of reasonable performance goals as set by the president. The bonus may be increased if specified goals are attained. Pursuant to the January 2003 amendment, Mr. Ferzacca was granted options to purchase 116,667 shares of our common stock at an exercise price of $14.04 per share, 25% of which vested on the first anniversary of the date of grant and the remainder vest in equal quarterly installments over the next three years. If we terminate Mr. Ferzacca’s employment without cause or Mr. Ferzacca terminates his employment for good reason, Mr. Ferzacca is entitled to continue to receive his base salary for eight months and all of his unvested options vest in full.

In April 2002, we entered into an employment agreement with Mr. Bennett. Under this agreement, Mr. Bennett receives an annual base salary as determined by the Compensation Committee, which is currently $225,000 per year and is eligible for a bonus of up to $125,000. In connection with his employment, we also granted Mr. Bennett options to purchase 496,443 shares of our common stock, of which 49,644 shares of common stock vested October 18, 2002 and the remainder vest quarterly over the next three and one-half years.

In January 2004, Mr. Winkler agreed to the terms of his employment pursuant to a signed offer letter. This offer letter provides that we will employ Mr. Winkler as our executive vice president of finance and chief financial officer. Under this offer letter, Mr. Winkler receives an annual base salary of $225,000 per year and is eligible for a bonus of up to 50% of his annual base salary subject to his achieving certain annual performance goals established during the first 90 days of his employment. In connection with this employment arrangement, we granted Mr. Winkler options to purchase 333,334 shares of our common stock at an exercise price of $5.88 per share, 33% of which vested on the first anniversary of the date of grant, less 16,667 shares which vested immediately and the remainder of which vest quarterly over the next two years.

In March 2004, Mr. Calder agreed to the terms of his employment pursuant to a signed offer letter. This offer letter provides that we will employ Mr. Calder as our president and chief operating officer. Under the terms of this offer letter, Mr. Calder receives an annual base salary of $250,000 per year and is eligible for a bonus of up to 75% of his annual base salary based on the attainment of reasonable performance goals as established during the first 60 days of his employment. In connection with this employment arrangement, we granted Mr. Calder options to purchase 433,334 shares of our common stock at an exercise price of $5.88 per share, 25% of which vest on the first anniversary of the date of grant, less 16,667 shares which vested immediately and the remainder of which vest in equal quarterly installments over the next three years. Under the terms of these options, if Mr. Calder’s employment is terminated within six months of a change of control, 50% of his unvested options will vest immediately. Mr. Calder’s employment arrangement further provides that if we terminate his employment without cause during the first 12 months of his employment, Mr. Calder will receive severance pay equal to six months of his base salary. If we terminate Mr. Calder’s employment after the one-year anniversary of his employment, he will receive severance pay equal to 12 months of his base salary.

We enter into agreements with substantially all of our employees containing confidentiality provisions. We enter into non-competition agreements with our executive officers and key employees. The non-competition agreements prohibit these employees from competing with us or disclosing confidential information about us for a period up to 12 months after their employment with our company ends.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consists entirely of independent directors. The Compensation Committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses and stock ownership programs. The Committee annually evaluates the performance, and determines the compensation, of the chief executive officer and the other executive officers of the Company based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other companies in our industry.

The Compensation Committee’s goals with respect to executive officers, including the chief executive officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. When determining adjustments to an individual’s compensation package, the Compensation Committee evaluates the importance to stockholders of that person’s continued service.

The Compensation Committee reviews reports that provide industry-specific competitive intelligence and advice about executive compensation program design and competitive compensation levels.

The executive officers’ compensation structure consists of (1) base salary, (2) cash bonus and (3) stock options.

Base Salary. Salaries for 2005 were set based on the above factors and after review of industry comparables and discussion with a leading compensation consultant.

The Company’s philosophy is to maintain executive base salary at a competitive level sufficient to recruit individuals possessing the skills and values necessary to achieve the Company’s vision and mission over the long term. Each individual’s base salary is determined by the Compensation Committee after considering a variety of factors that make up market value and prospective value to the Company, including the knowledge, experience and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials. The Compensation Committee may, considering the advice of Company management, change the salary of an individual on the basis of its judgment for any reason, including the performance of the individual or the Company, changes in responsibility and changes in the market for executives with similar credentials. Determinations of appropriate base salary levels and other compensation elements are generally made through consideration of a variety of industry surveys and studies, as well as by monitoring developments in relevant industries.

Cash Bonus. Bonuses are awarded for accomplishments during the past year. Bonuses are determined by the Compensation Committee with advice from Company management, based upon the Compensation Committee’s assessment of the individual’s contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by management and the Compensation Committee. In determining bonuses for 2004, the Compensation Committee considered, in addition to the individualized goals, management’s response to rapidly changing business conditions in the Company’s industry, implementation of new projects and the addition of new customers.

Stock Options. Stock options are a fundamental element in the Company’s executive compensation program because they emphasize long-term Company performance, as measured by creation of stockholder value, and foster a commonality of interest between stockholders and employees. Options may be granted to regular full-time and part-time employees, and particularly to key employees likely to contribute significantly to the Company. In determining the size of an option grant to an executive officer, the Compensation Committee considers competitive factors, changes in responsibility and the executive officer’s achievement of individual pre-established goals. In addition, the Company has generally made a grant of stock options when an executive officer joins the Company. The Company generally awards options to officers upon the commencement of employment and at regular intervals, but other awards may be made as well. The Company’s stock option plan also provides for option grants to members of the Board of Directors. Options granted to employees generally vest over a period of four years after grant.

Executive officers other than the chief executive officer received options for 1,127,943 shares in 2004.

Chief Executive Officer’s Compensation. The Compensation Committee awarded Mr. Steinberg a bonus of $72,665 for 2004. Mr. Steinberg’s base salary was set at $320,000 per year for 2005. The bonus and salary are based on the Compensation Committee’s assessments of Mr. Steinberg’s role in the Company’s performance in 2004. Under Mr. Steinberg’s leadership, the Company completed its initial public offering, which resulted in aggregate gross proceeds to us of approximately $123.5 million, approximately $8.7 million of which we applied to underwriting discounts and commissions and approximately $4.0 million of which we applied to related costs. As a result, we received approximately $110.8 million of the offering proceeds.

Compensation Deduction Limit. The Compensation Committee has considered the $1 million limit for federal income tax purposes on deductible executive compensation that is not performance-based, and believes all executive compensation expenses will be deductible by the Company for the foreseeable future.

Compensation Committee

Jay Hoag, Chairman

Jack Kemp

John Sculley

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee. See “Certain Relationships and Related Transactions.”

STOCK PERFORMANCE GRAPH

The following graph shows the cumulative total return resulting from a hypothetical $100 investment in the Company’s common stock on November 16, 2004, the date of its initial public offering, through December 31, 2004. Stock price performance over this period is compared to the same amount invested in the Nasdaq Composite Index and the Goldman Sachs Internet Index over the same period (in each case, assuming reinvestment of dividends). This graph is presented as required by SEC rules. Past performance might not be indicative of future results. While total stockholder return can be an important indicator of corporate performance, the Company believes it is not necessarily indicative of its degree of success in executing its business plan, particularly over short periods.

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and provide the Company with copies of such reports. The Company has reviewed such reports received by it and written representations from its directors and executive officers. Based solely on such review, the Company believes that all ownership filing requirements were timely during 2004.

Other Matters

The Board of Directors of the Company knows of no other business which will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof.

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES, TO EACH OF THE COMPANY’S STOCKHOLDERS OF RECORD ON APRIL 26, 2005, AND TO EACH BENEFICIAL OWNER OF COMMON STOCK ON THAT DATE, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY’S OFFICES, 1010 WISCONSIN AVENUE, SUITE 600, WASHINGTON, DC 20007, ATTENTION: INVESTOR RELATIONS. IN THE EVENT THAT EXHIBITS TO SUCH FORM 10-K ARE REQUESTED, A FEE WILL BE CHARGED FOR REPRODUCTION OF SUCH EXHIBITS. REQUESTS FROM BENEFICIAL OWNERS OF COMMON STOCK MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP. THE COMPANY’S FILINGS WITH THE SEC ARE AVAILABLE WITHOUT CHARGE ON THE COMPANY’S WEBSITE, WWW.INPHONIC.COM, AS SOON AS REASONABLY PRACTICABLE AFTER FILING.

Proposals for the 2006 Annual Meeting

Qualified stockholders who wish to have proposals presented at the 2006 annual meeting of stockholders must deliver them to the Company by December 30, 2005, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Any stockholder proposal or director nomination for our 2006 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it after December 30, 2005. Such proposals and nominations must be made in accordance with the Company’s by-laws. An untimely proposal may be excluded from consideration at our 2006 annual meeting. All proposals and nominations must be delivered to the Company at its principal executive offices in Washington, DC.

By Order of the Board of Directors,

David A. Steinberg
Chairman and Chief Executive Officer

April 29, 2005

THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

ANNEX A

INPHONIC, INC.

AUDIT COMMITTEE CHARTER

I.	STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of InPhonic, Inc. (the “Company”).

The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”). Company management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out proper audits and reviews, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from whom it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations, absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.	ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall comprise three or more directors selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee, each of whom shall satisfy the independence and experience requirements of The Nasdaq Stock Market, provided that one director who does not meet the independence criteria of Nasdaq, but is not a current employee or officer, or an immediate family member of an employee or officer, may be appointed to the Committee, subject to the approval of the Board and to the limitations under the “exceptional and limited circumstances” exceptions under the Nasdaq rules. In addition, the Committee shall not include any member who:

•	has participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three (3) years; or

•	accepts any consulting, advisory, or other compensatory fee, directly or indirectly, from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board; or

•	is an affiliate of the Company or any subsidiary of the Company, other than a director who meets the independence requirements of The Nasdaq Stock Market.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, which may include being or having been a chief executive, chief financial or other senior officer with financial oversight responsibilities.

Any member of the Committee may be replaced by the Board on the recommendation of the Nominating and Corporate Governance Committee. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management and the independent auditor in separate executive sessions as appropriate. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall:

A.	Oversight of the Company’s Independent Auditor

1.	Be directly and solely responsible for the appointment, compensation, retention, termination and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

2.	Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the independent auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

3.	Evaluate annually the qualifications, performance and independence of the independent auditor, including a review of whether the independent auditor’s quality-control procedures are adequate and a review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Company’s internal auditors, and report to the Board on its conclusions, together with any recommendations for additional action.

4.

Approve in advance the engagement of the independent auditor for all audit services and non-audit services, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (i)(x) and (y) above.

5.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

6.	Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

7.	Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but that were “passed” (as immaterial or otherwise), any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent auditor to the Company, or any other material written communication provided by the independent auditor to the Company’s management.

8.	Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B.	Review of Financial Reporting, Policies and Processes

1.	Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

3.	Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.

4.	Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

5.	Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review annually with the independent auditor the attestation to and report on the assessment made by management, and consider with management and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation.

6.	Review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.

C.	Risk Management, Related Party Transactions, Legal Compliance and Ethics

1.	Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

2.	Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

3.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4.	In consultation with the Nominating and Corporate Governance Committee, consider and present to the Board for adoption a Code of Conduct for all employees and directors, which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct. Adopt procedures for monitoring and enforcing compliance with the Code of Conduct, and as appropriate, review and investigate conduct alleged to be in violation of the Code of Conduct, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such violations.

5.	Prepare the report required by SEC rules to be included in the Company’s annual proxy statement.

6.	Review and reassess the Charter’s adequacy at least annually.

————————— ————————

0

INPHONIC, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 23, 2005

The undersigned hereby appoints LAWRENCE S. WINKLER and WALTER W. LEACH III, and each of them, with full power of substitution to each, as attorneys and proxies of the undersigned, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of InPhonic, Inc. (the “Company”) to be held at Lansdowne Resort, 44050 Woodridge Parkway, Lansdowne, Virginia 20176 on Thursday June 23, 2005 at 10:00 a.m., local time, and at any adjournment or postponement thereof, upon and in respect of the following matters, and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The undersigned hereby acknowledges receipt of a copy of the Company’s 2004 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting. The undersigned revokes all proxies heretofore given for said Annual Meeting and any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES INDICATED AND “FOR” EACH OF THE OTHER PROPOSALS.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

INPHONIC, INC.

June 23, 2005

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

————————— Please detach along perforated line and mail in the envelope provided. ————————

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR REELECTION OF EACH OF THE NAMED DIRECTOR NOMINEES.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

FOR AGAINST ABSTAIN

1. To elect two directors for a three-year term ending in 2008. 2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm.

NOMINEES:

FOR ALL NOMINEES O David A. Steinberg

O Jay Hoag 3. To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

WITHHOLD AUTHORITY FOR ALL NOMINEES

This proxy, when properly executed, will be voted in the manner directed herein FOR ALL EXCEPT by the stockholder. If no direction is made, the proxy will be voted “FOR” the

(See instructions below)

election of the nominees and “FOR” proposals 2 and 3.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.